Exhibit 99.1

DANAHER CORPORATION ANNOUNCES RECORD THIRD QUARTER RESULTS

Washington, D.C., October 21, 2004 - Danaher Corporation (NYSE:DHR) announced today that net earnings for its third quarter ended October 1, 2004 were $201 million, 45% higher than its 2003 third quarter net earnings of $139 million. Diluted earnings per share for the 2004 third quarter were $0.62, a 41% increase over the comparable $0.44 for the 2003 third quarter. Sales for the 2004 third quarter were $1,745 million, 33% higher than the $1,309 million reported for the 2003 third quarter.

For the nine month period ended October 1, 2004, net earnings were $528 million, up 44% from the $367 million reported in 2003. Diluted earnings per share for the 2004 nine month period of $1.63 increased 41% from the $1.16 in 2003. Sales of $4,910 million for the 2004 nine month period were 29% higher than the $3,805 million reported in 2003.

H. Lawrence Culp, Jr., President and Chief Executive Officer, stated, “We are again pleased to report record quarterly earnings. We are particularly pleased to report growth of 9% from existing businesses, also known as core revenues. Total sales growth for the quarter also includes acquisition growth of 22% and currency gains of 2%. Both the Process/Environmental Controls and Tools and Components segments delivered solid results, finishing the quarter with 10% and 7% core revenue growth, respectively. Our operating cash flow for the first nine months of 2004 of $769 million was another record and a 24% increase over the first nine months of 2003. The strength we continue to see across our businesses through the first nine months of this year, reinforces our confidence in our ability to deliver excellent results for all of 2004.”

Danaher Corporation is a leading manufacturer of Process/Environmental Controls and Tools and Components. (www.danaher.com)

Statements in this release, including the attachments to this release, that are not strictly historical may be “forward-looking” statements, which involve risks and uncertainties. These include risks and uncertainties relating to customer and supplier relationships and prices, competition, market demand, litigation and other contingent liabilities, the integration and operation of acquired businesses, and economic, political, governmental and technological factors affecting the Company’s operations, markets, products, services and prices, among others, as set forth in the Company’s SEC filings.

Please Contact:

Andy Wilson
Vice President, Investor Relations
Danaher Corporation
2099 Pennsylvania Avenue
Washington, D.C. 20006
202.828.0850

DANAHER CORPORATION

CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS

(000’s omitted, except per share amounts)

(unaudited)

	Three Months Ended		Nine Months Ended
	Oct. 1, 2004	Sept 26, 2003	Oct. 1, 2004	Sept 26, 2003

Sales	$1,745,285	$1,309,451	$4,909,721	$3,805,098
Operating costs and expenses:
Cost of sales	1,005,292	766,948	2,852,758	2,270,310
Selling, general and administrative expenses	452,126	326,831	1,273,934	951,687
Gain on sales of real estate	(4,054)	(93)	(6,100)	(868)
Total operating expenses	1,453,364	1,093,686	4,120,592	3,221,129
Operating profit	291,921	215,765	789,129	583,969
Interest expense	(13,619)	(14,520)	(40,785)	(44,003)
Interest income	2,530	2,605	4,857	7,148
Earnings before income taxes	280,832	203,850	753,201	547,114
Income taxes	(80,039)	(65,232)	(224,931)	(180,226)
Net earnings	$200,793	$138,618	$528,270	$366,888

Basic earnings per share	$0.65	$0.45	$1.71	$1.20
Diluted earnings per share	$0.62	$0.44	$1.63	$1.16
Average common stock and common equivalent shares outstanding
Basic	309,126	307,076	308,787	306,400
Diluted	327,967	323,542	327,241	322,426

A complete copy of Danaher’s Form 10-Q financial statements is available on the Company’s web site (www.danaher.com).

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